Exhibit 99.1

Co-Diagnostics, Inc. Announces Authorization of $30 Million Share Repurchase Program

Salt Lake City, Utah – March 15, 2022 – Co-Diagnostics, Inc. (Nasdaq: CODX) (the “Company”), a molecular diagnostics company with a unique, patented platform for the development of molecular diagnostic tests, announced today that its Board of Directors has authorized a share repurchase program that would allow the Company to repurchase up to $30 million of CODX common stock.

“This share repurchase program is aligned with our commitment to return value to our shareholders and reflects confidence in our balance sheet and strong cash flow generation,” remarked Brian Brown, Chief Financial Officer of Co-Diagnostics. “We believe that the current share price provides us with an opportunity to strategically allocate capital in a way that helps drive continued growth and demonstrates our positive outlook for the Company’s future.”

The repurchase program does not obligate the Company to acquire any particular amount of common shares, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion. The timing and amount of any share repurchases under the share repurchase program will be determined by Co-Diagnostics’ management at its discretion based on ongoing assessments of the capital needs of the business, the market price of the Company’s common stock, corporate and regulatory requirements, and general market conditions. Share repurchases under the program may be made through a variety of methods, which may include open market purchases, in block trades, accelerated share repurchase transactions, exchange transactions, the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or any combination of such methods.

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets a state-of-the-art diagnostics technology. The Company’s technology is utilized for tests that are designed using the detection and/or analysis of nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests to locate genetic markers for use in industries other than infectious disease and license the use of those tests to specific customers.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things: our products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls; the uncertainties inherent in new product development, including the cost and time required to gain regulatory clearance for such product and to commercialize such product(s);and, market acceptance of our products once commercialized. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in the Risk Factors disclosure in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 25, 2021, and in our other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Company Contact:	Media Contact:
Andrew Benson	Jennifer Webb
Head of Investor Relations	Coltrin & Associates, Inc
+1.801.438.1036	+1.267.912.1173
investors@codiagnostics.com	jennifer_webb@coltrin.com